UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2010

BEYOND COMMERCE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52490	98-0512515
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9029 South Pecos Suite 2800 Henderson, Nevada 89074
(Address of principal executive offices, including zip code)

(702) 463-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

    KaChing KaChing, Inc., is a Nevada corporation that Beyond Commerce, Inc. formed in September 2009 (“KaChing Nevada”) Duke Mining Company, Inc., a Delaware corporation (“Duke Delaware”), is a public company that sold all of its assets in October 2009.   On April 22, 2010, KaChing Nevada and Duke Delaware entered into an Agreement and Plan of Merger (the “Reorganization Agreement”), which provided that KaChing Nevada would merge with and into Duke Delaware (the “Merger”), with Duke Delaware being the surviving corporation and changing its name to “Kaching Kaching, Inc.”   The Merger was effective on April 22, 2010, when a certificate of merger was filed in the State of Delaware and an articles of merger was filed in the State of Nevada.  In connection with the Merger, Beyond Commerce, Inc. received 10,605,100 shares in the Delaware post-Merger entity, representing 20.7% of the post –Merger outstanding stock.  As a result of the Merger, Kaching Kaching, Inc., Beyond Commerce, Inc.’s former subsidiary is now a Delaware public company.

    The executive team of Beyond Commerce, Inc., will become the principal management team of the new publicly traded entity.  Robert McNulty, currently Beyond Commerce, Inc. Chief Executive Officer, will serve as KaChing KaChing, Inc.’s Chief Executive Officer and a Director; Mark Noffke, currently Beyond Commerce, Inc. Chief Financial Officer, will serve as KaChing KaChing, Inc.’s Chief Financial Officer, Jimmy White, currently Beyond Commerce, Inc. Executive Vice President, and Murray Williams currently Beyond Commerce, Inc.’s Director, will serve as Directors of KaChing KaChing, Inc.

    KaChing was an early-stage business with a limited operating history that launched its website www.kachingkaching.com in September 2009. This subsidiary was a progressive e-commerce business dedicated to offering of an e-commerce solution that provides individual store owners (“Store Owners”) the ability to create, manage and earn money from product sales generated from their individual online web stores.  KaChing manages all product selection, on-site merchandising, shipping, returns, refunds, customer service and pricing. KaChing offers back office dashboard that allows Store Owners to easily manage their stores and track commissions, basically a complete turn-key operation. A Store Owner is principally charged with marketing and managing his website. KaChing KaChing, Inc. generated $243,783 in revenue during the fourth quarter, and incurred a loss of $175,188 during that period.  KaChing had assets of $210,122 and liabilities of $290,659 as of December 31, 2009.

     As part of the  Merger, KaChing entered into a  five (5) year Master License agreement with Beyond Commerce, Inc. to: (i) utilize Beyond Commerce’s Back-end Processing Technology by retaining Beyond Commerce, Inc. to provide back-end processing services (“Back-end Processing Services”), in which KaChing will package, on a private label basis, each Retail Web Stores sold by KaChing, and (ii) include as part of each Retail Web Stores a private label version of Beyond Commerce’s  i-SUPPLY Internet shopping site, with i-SUPPLY processing the orders placed by consumers through the Retail Web Stores.  Since Beyond Commerce owns  i-SUPPLY, we will control KaChing’s vendor relationships, web based distribution system and E-commerce solution  to fulfill the orders.

    Within five (5) days following the end of each month, KaChing is required to pay to Beyond Commerce, Inc. five percent (5%) of the aggregate gross sales made from sales of all Retail Web Store’s during the prior month for which the Beyond Commerce, Inc. was providing the back-end processing services and order processing. On the first anniversary date of the Agreement, the amount due to Beyond Commerce, Inc. shall be increased by two percent (2%) for a total of seven percent (7%) of the aggregate gross sales made from the sale of all Retail Web Store’s during the remaining four years of the Agreement.

    KaChing currently subleases its office space from Beyond Commerce, Inc. pursuant to a Sublease Agreement, dated November 1, 2009, which sublease will remain in effect after the Merger.  Under the sublease, KaChing is required to pay Beyond Commerce $12,023.81 per month in rental payments, which includes its share of insurance, taxes and maintenance expenses.

Item 2.01    Completion of Acquisition or Disposition of Assets

    As discussed in Item 1.01 above, effective April 22, 2010, KaChing KaChing, Inc., formerly a wholly-owned subsidiary of Beyond Commerce, Inc., was merged with and into Duke Mining Company, Inc.  In connection with the foregoing merger, Beyond Commerce, Inc. received 10,605,100 shares in the post-merger surviving entity, representing 20.7% of the post–merger outstanding stock.

Item 9.01   Financial Statements and Exhibits

    (d)   Exhibits

Exhibit Number	Description
10.39	Sublease Agreement with Beyond Commerce, Inc., dated November 1, 2009
10.40	Master License agreement with Beyond Commerce, Inc., dated October 21,2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Beyond Commerce, Inc.
Date: April 27, 2010
	By:	/s/ Mark V. Noffke
Mark V. Noffke
Chief Financial Officer